Exhibit 10.23

AVITA MEDICAL, INC.

STOCK OPTION GRANT AGREEMENT

Notice of Stock Option Grant

AVITA Medical, Inc. (formerly, AVITA Therapeutics, Inc.) (the “Company”) has awarded to you (“Grantee”) an option to purchase up to the number of shares of Common Stock set forth below (this “Option” or “Grant”).

Grantee Name:	Suzanne Crowe

Date of Grant:	December 22, 2021

Exercise Price per Share:	$12.18

Number of Shares:	2,550

Type of Option:	Nonstatutory Stock Option

Country at Grant:	U.S.

Expiration Date:	December 22, 2031

Vesting Schedule:	The Options shall vest in full on the one year anniversary of the Date of Grant.

Capitalized terms used but not defined in this Notice of Stock Option Grant (this “Notice”) have the meanings specified in the attached Option Terms and Conditions (including any appendices and exhibits). The Notice and the Option Terms and Conditions are collectively referred to as the “Grant Agreement” applicable to this Option.

By accepting this Option (whether electronically or otherwise), Grantee acknowledges and agrees to the following:

1.	This Option is governed by the terms and conditions of this Grant Agreement.

2.

Grantee has received a copy of this Grant Agreement, the prospectus (if required under Applicable Law), and the Trading Policy, and represents that he or she has read these documents and is familiar with their terms. Grantee further agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee regarding any questions relating to this Option.

3.

Vesting of this Option is subject to Grantee’s Continuous Service Status as a Director, which is for an unspecified duration and may be terminated at any time, with or without Cause, and nothing in this Grant Agreement changes the nature of that relationship.

4.	The Company is not providing any tax, legal, financial or financial product advice, nor is the Company making any recommendations or statements of opinion that are intended to

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influence Grantee in making a decision regarding Grantee’s acceptance of this Grant Agreement. Grantee should consult with his or her own personal independent tax, legal, and financial advisors regarding this Grant Agreement who are appropriately licensed to give advice as to whether participation in the Grant is appropriate in light of his or her circumstances and to clarify his or her taxation position in relation to participation in this Grant before taking any action related to this Grant Agreement.

5.	This Grant, if received in Australia, is made without disclosure to investors in reliance on an applicable exemption under the Corporations Act.

6.	Grantee consents to electronic delivery and participation as set forth in this Grant Agreement.

7.

If Grantee does not accept or decline this Option within 30 days of the Date of Grant or by such other date that may be communicated to Grantee by the Company, the Company will accept this Option on Grantee’s behalf and Grantee will be deemed to have accepted the terms and conditions of this Option and this Grant Agreement. If Grantee wishes to decline this Option, Grantee should promptly notify Donna Shiroma at dshiroma@avitamedical.com. If Grantee declines this Option, this Option will be cancelled and no benefits from this Option nor any compensation or benefits in lieu of this Option will be provided to Grantee.

AVITA Medical, Inc.	Grantee

By:	Signature:
Title:	Date:

AVITA MEDICAL, INC.

STOCK OPTION GRANT AGREEMENT

Option Terms and Conditions

1.

Grant of Option. Capitalized terms used in the Grant Agreement but not otherwise defined therein will have the meanings specified in Section 23. Grantee has been granted an Option to purchase up to the number of Shares set forth in the Notice at the Exercise Price set forth in the Notice. The Exercise Price will be such price as is determined by the Committee and set forth in the Notice; provided that the Exercise Price will be no less than one hundred percent (100%) of the Fair Market Value on the date of the Grant. Dividend Equivalent Rights shall not be granted in connection with this Option.

2.

Exercise of Option. This Option is exercisable during its term in accordance with the Vesting Schedule contained in the Notice and the applicable provisions of the Grant Agreement and subject to compliance with all Applicable Laws. Grantee may exercise the vested portion of this Option only by following the option exercise procedures established by the Administrator and payment of the aggregate Exercise Price for the Shares to be purchased, together with any applicable Tax-Related Items. This Option will be deemed exercised only when the Company receives: (a) notice of exercise (in such form as the Administrator may specify from time to time, including via electronic execution through an authorized third-party administrator) from the person entitled to exercise the Option; (b) full payment of the applicable Exercise Price in accordance with this Grant Agreement, and (c) payment of applicable Tax-Related Items, as determined by the Administrator. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except in connection with a Capitalization Adjustment. Shares acquired pursuant to this Option may be issued as CDIs (except where a cashless exercise program is implemented in respect of the Option, in which case only Common Stock may be issued).

This Option may be exercised only with respect to whole Shares. The Administrator may also specify a reasonable minimum number of Shares that may be purchased on any exercise of the Option, provided that such minimum number will not prevent Grantee from exercising the Option for the full number of Shares for which it is then exercisable. The Committee may, or may authorize the Administrator to, prohibit the exercise of the Option during a period of up to thirty (30) days prior to the consummation of any pending Capitalization Adjustment or Change in Control, or any other change affecting the Shares or their Fair Market Value, for reasons of administrative convenience.

3.

Method of Payment. Grantee may always pay the Exercise Price by personal check (or readily available funds), wire transfer, cashier’s check or, where the Grantee is issued Shares (and not CDIs), by consideration received by the Company pursuant to a broker-assisted cashless exercise program implemented by the Administrator in connection with this Grant whereby the amount of Shares equal to the sum of the applicable taxes and the aggregate Exercise Price in connection with the Option exercise is sold to pay those costs and the Grantee retains the net Shares. The Administrator may also allow any other method of payment permitted by this Grant Agreement in its discretion at the time of exercise, and any restrictions deemed necessary or appropriate to facilitate compliance with Applicable Law or administration of this Grant Agreement (including to avoid the recognition of additional compensation expenses for financial reporting purposes).

4.	Option Term.

a.

Maximum Term. This Option will in all events expire at the close of business at Company headquarters on the Expiration Date specified in the Notice, unless it terminates earlier in connection with the termination of Grantee’s Continuous Service Status (as provided below) or a Change in Control (as provided below).

b.

Post-Termination Exercise Period. If Grantee’s Continuous Service Status terminates prior to the Expiration Date of this Option other than for Cause, the unvested portion of this Option will automatically expire on Grantee’s date of termination, and the vested portion of this Option will remain outstanding and exercisable for the following periods, unless otherwise determined by the Committee:

i.	three (3) months following a termination for any reason other than Cause, Disability, or death;

ii.	six (6) months following a termination due to Disability; and

iii.	twelve (12) months following the date of Grantee’s death, if Grantee dies while in Continuous Service Status, or during the period provided in clauses (i) or (ii) above.

c.

Termination for Cause. If Grantee’s Continuous Service Status is terminated for Cause, this Option will terminate and be forfeited immediately upon such Grantee’s termination of Continuous Service Status, and Grantee will be prohibited from exercising any portion (including any vested portion) of this Option on or after the date of such termination of Continuous Service Status. If Grantee’s Continuous Service Status is suspended pending an investigation of whether Grantee’s Continuous Service Status will be terminated for Cause, all of Grantee’s rights under this Option, including the right to exercise such Grants, shall be suspended during the investigation period.

d.

Determination of Termination Date. For the purposes of this Option, Grantee’s Continuous Service Status will be considered terminated as of the date Grantee is no longer actively providing services to the Company or one of its Parents, Subsidiaries, or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any). The Committee shall have the exclusive discretion to determine when Grantee is no longer actively providing services for the purposes of this Option (including whether Grantee may still be considered to be providing services while on a leave of absence, provided that the Grantee’s Continuous Service Status will not be considered terminated in the case of leave taken in accordance with Applicable Law).

e.

No Notice of Option Expiration. Grantee is responsible for keeping track of the Expiration Date and the post-termination exercise periods following Grantee’s termination of Continuous Service Status for any reason. The Company is not obligated to provide further notice of such periods. In no event will this Option be exercised later than the Expiration Date set forth in the Notice.

5.

Non-Transferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent or distribution or court order and may be exercised during the lifetime of Grantee only by Grantee and after the Grantee’s death, by the legal representative of the Grantee’s heirs or legatees. The terms this Grant Agreement will be binding upon the executors, administrators, heirs, successors, and assigns of Grantee.

6.

New Issues of Shares. While the Company is subject to the ASX Listing Rules, Grantee shall not have the right to participate in new issues of Shares to existing holders of Shares (e.g. a “rights offering”) with respect to Shares subject to his or her Option, unless Grantee has exercised the Option and is registered as the holder of the underlying Shares prior to the record date for the determination of entitlements to participate in the new issue.

7.	Amendment or Cancellation of Option. While the Company is subject to the ASX Listing Rules:

a.

Under no circumstances may the terms of this Option be amended or modified so as to have any of the following effects unless the amendment or modification is made to comply with the ASX Listing Rules or unless otherwise permitted by the ASX Listing Rules or by a waiver granted by the ASX: (1) reducing the Exercise Price of this Option, (2) increasing the period for exercise of this Option, or (3) increasing the number of Shares received on exercise of this Option. Further, any other amendment or modification to the terms of this Option (i.e. any amendment or modification that is not prohibited pursuant to the first sentence of this Section 7a) can only be made with stockholder approval or on the provision of a waiver granted by ASX from the ASX Listing Rules.

b.

Under no circumstances may any amendment or modification be made to the terms of this Option which has the effect of cancelling the Option unless (1) stockholder approval has been obtained for the cancellation of the Option, (2) no consideration is provided to Grantee in connection with the cancellation of the Option, or (3) the amendment or modification is made to comply with the ASX Listing Rules.

c.

The Exercise Price for the Shares to be issued pursuant to the exercise of this Option and / or the number of Shares over which this Option can be exercised may be changed in accordance with rule 6.22.2, 6.22.2A and 6.22.3 of the ASX Listing Rules.

8.	Taxes.

a.	Responsibility for Taxes. By accepting this Option, Grantee acknowledges that, regardless of any action taken by the Company or, if different, any Parent, Subsidiary,

or Affiliate that employs Grantee (the “Employer”), the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting, or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee is subject to Tax-Related Items in more than one jurisdiction, as applicable, Grantee acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Grantee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Grantee’s acceptance of this Option that cannot be satisfied by the means described in this Section. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Grantee fails to comply with Grantee’s obligations in connection with the Tax-Related Items.

b.

Withholding. Prior to the relevant taxable or tax withholding event, as applicable, Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Grantee authorizes the Company or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

i.	withholding from Grantee’s wages or other cash compensation paid to Grantee by the Company and/or the Employer or any Parent, Subsidiary, or Affiliate;

ii.

withholding from proceeds of the sale of Shares acquired at exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization and without further consent);

iii.

withholding Shares to be issued upon exercise of this Option, provided the Company only withholds a number of Shares necessary to satisfy no more than the withholding amounts determined based on the maximum permitted statutory rate applicable in Grantee’s jurisdiction;

iv.	Grantee’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or

v.	any other arrangement approved by the Committee and permitted under Applicable Law.

Withholding for Tax-Related Items will be made in accordance with this Grant Agreement and such rules and procedures as may be established by the Administrator, and in compliance with the Trading Policy, if applicable. In the event the Company or the

Employer withholds more than the Tax-Related Items using one of the methods described above, Grantee may receive a refund of any over-withheld amount in cash but will have no entitlement to the Shares sold or withheld.

9.

Nature of Grant. In accepting this Grant, Grantee acknowledges, understands and agrees that: (a) this Grant Agreement is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by this Grant Agreement; (b) the grant of this Grant is voluntary and occasional and does not create any contractual or other right to receive future grants, or benefits in lieu of grants, even if grants have been made in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) Grantee is voluntarily accepting this Grant Agreement; (e) this Grant and the Shares allocated to this Grant are not intended to replace any pension rights or compensation and are outside the scope of Grantee’s employment contract, if any; (f) this Grant and the Shares allocated to this Grant, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (g) unless otherwise provided in this Grant Agreement or by the Company in its discretion, this Grant and the benefits evidenced by this Grant Agreement do not create any entitlement to have this Grant or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and (h) neither the Company nor any of its Affiliates shall be liable for any foreign exchange rate fluctuation between Grantee’s local currency and the United States Dollar or the selection by the Company or any one of its Affiliates in its sole discretion of an applicable foreign exchange rate that may affect the value of this Grant (or the calculation of income or Tax-Related Items thereunder) or of any amounts due to Grantee pursuant to the settlement of this Grant or the subsequent sale of the Shares allocated to this Grant.

10.

Code Section 409A. It is intended that the terms of this Option will not result in the imposition of any tax liability pursuant to Section 409A of the Code, and this Grant Agreement shall be construed and interpreted consistent with that intent. In no event will the Grantee have a right to payment or reimbursement or otherwise from the Company or its Affiliates, or their successors or assigns, for any taxes imposed or other costs incurred as a result of Section 409A of the Code.

11.

Data Privacy. Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this Grant Agreement and any other grant materials by and among the Company and its Affiliates for the purpose of implementing, administering and managing Grantee’s Grant. Grantee understands that the Company and its Affiliates may hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all grants, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the purpose of implementing, administering and managing this Grant Agreement. Grantee understands that Data will be transferred to such stock plan service provider as may be selected by the Company, presently or in the future, which may be assisting the Company with the implementation, administration and management of this Grant Agreement. Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Grantee’s country. Grantee authorizes the Company, the stock plan service provider as may be selected by the Company, and any other possible recipients which may assist the Company, presently or in the future, with implementing, administering and managing this Grant Agreement to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s Grant. Further, Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If Grantee does not consent, or if Grantee later seeks to revoke his or her consent, or instructs the Company to cease the processing of the Data, his or her Continuous Service Status will not be adversely affected; the only adverse consequence of refusing or withdrawing Grantee’s consent or instructing the Company to cease processing, is that the Company would not be able to grant Grantee Grants, Awards or any other equity awards or administer or maintain such awards. Therefore, Grantee understands that refusing or withdrawing his or her consent may affect Grantee’s ability to receive or retain this Grant. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that he or she may contact his or her local human resources representative. Further, Grantee consents to disclosure of Data to the Australian Tax Office, where required in accordance with the Company’s or relevant Affiliate’s reporting obligations under Australian tax legislation. Grantee acknowledges that he or she can access further information regarding data privacy in the Company’s Privacy Policy (which is available on the Company’s website), including about how Grantee can access and seek correction of his or her personal information and make a complaint if he or she has any concerns regarding the treatment of Data.

12.

Governing Law and Venue. This Grant Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For the purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Grant or this Grant Agreement, the parties hereby submit to the exclusive jurisdiction of the State of Delaware and agree that such litigation shall be conducted only in the state or the federal courts located in such State, and no other courts, where this Grant is made and/or to be performed.

13.

Entire Agreement; Enforcement of Rights; Amendment. This Grant Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, agreements, commitments, negotiations and arrangements between them. Except as contemplated by this Grant Agreement, no modification of or amendment to this Grant Agreement, nor any waiver of any rights under this Grant Agreement, shall be effective unless in writing signed by the parties to this Grant Agreement to the extent it would materially impair the rights of Grantee. The failure by either party to enforce any rights under this Grant Agreement shall not be construed as a waiver of any rights of such party. Notwithstanding anything to the contrary in this Grant Agreement but subject to Applicable Law, the Company reserves the right to revise this Grant Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Grantee, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition or costs under Section 409A of the Code in connection with this Grant.

14.

Severability. If one or more provisions of this Grant Agreement are held to be unenforceable under Applicable Laws, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Grant Agreement, (b) the balance of this Grant Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of this Grant Agreement shall be enforceable in accordance with its terms.

15.

Language. If Grantee has received this Grant Agreement or any other document related to this Grant translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

16.

Imposition of Other Requirements. The Company reserves the right to impose other requirements on this Option and on any Shares purchased upon exercise of this Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Grantee to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing. This Grant will be subject to clawback or recoupment under any clawback or recoupment policy adopted by the Board or the Committee in compliance with Applicable Law or required by Applicable Law during the term of Grantee’s employment or other service with the Company that is applicable to Officers, Employees, Directors or other service providers of the Company. No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan or agreement with the Company.

17.

Notices. Any notice, demand or request required or permitted to be given under this Grant Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email or fax, or forty-eight (48) hours after being deposited in the U.S. mail or a comparable foreign mail service, as certified or registered mail with postage or shipping charges prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address, email or fax number set forth in the Company’s books and records.

18.

Counterparts. This Grant Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile, email or other electronic execution and delivery of this Grant Agreement (including but not limited to execution by electronic signature or click-through electronic acceptance) shall constitute valid and binding execution and delivery for all purposes and shall be deemed to be, and have the effect of, an original signature.
19.	Successors and Assigns. The rights and benefits of this Grant Agreement shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
20.

Consent to Electronic Delivery and Participation. By accepting this Option, Grantee agrees to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, and consents to the electronic delivery of the Grant Agreement, account statements, prospectuses (if any), and all other documents, communications, or information related to this Option. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Grant, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Grantee acknowledges that Grantee may receive from the Company a paper copy of any documents delivered electronically at no cost if Grantee contacts the Company by telephone, through a postal service, or electronic mail to Stock Administration.

21.

Adjustment of Shares. If the number of outstanding Shares is changed or the value of the Shares is otherwise affected by a stock dividend, extraordinary dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off or similar change in the capital structure of the Company or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), without consideration (a “Capitalization Adjustment”), then the maximum number and class of Shares or type of security reserved for issuance and the Exercise Price and number and class of Shares or type of security subject to this Grant, will, subject to any required action by the Board or the stockholders of the Company and subject to compliance with, and to the extent permitted by, all Applicable Laws be proportionately adjusted or adjusted in such other manner as the Committee determines to be equitably required; provided that fractions of a Share will not be issued. In this respect, where the ASX Listing Rules apply, the Committee shall make such adjustments as are necessary and in accordance with the ASX Listing Rules to the number, class or type of Shares or securities that are subject to the Grant or the Exercise Price of the Grant and such other adjustments as are appropriate in the discretion of the Committee and in accordance with the ASX Listing Rules. Such adjustments may provide for the elimination of fractional Shares that may otherwise be subject to Grants without any payment therefor.

22.

Change in Control. In the event that the Company is subject to a Change in Control, any unvested portion of the Option outstanding as of immediately prior to the Change in Control shall vest in full as of the Change in Control.

23.	Definitions. As used in this Grant Agreement, the following definitions will apply to the capitalized terms indicated below:

“Administrator” means one or more Officers or Employees designated by the Committee to administer this Grant Agreement and the Company’s other equity incentive programs.

“Affiliate” means a Parent, a Subsidiary or any corporation or other Entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

“Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental or regulatory body or self-regulatory organization (including the New York Stock Exchange, the ASX, Nasdaq Stock Market and the Financial Industry Regulatory Authority). For clarity, at all times while the Company’s securities are admitted to the official list of the ASX, this definition includes the ASX Listing Rules.

“ASX” means ASX Limited (ABN 98 008 624 691), or the securities market which it operates, as the context requires.

“ASX Listing Rules” means the official listing rules of the ASX.

“Board” means the Board of Directors of the Company.

“Cause” will have the meaning ascribed to such term in any written agreement between the Grantee and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Grantee, the occurrence of any of the following events: (a) Grantee’s unauthorized misuse of the Company’s trade secrets or proprietary information; (b) Grantee’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (c) Grantee’s committing an act of fraud against the Company; or (d) Grantee’s gross negligence or willful misconduct in the performance of his or her duties that has had or is likely to have a material adverse effect on the Company. For the purposes of this definition, the term “Company” will be interpreted to include any Subsidiary, Parent or Affiliate of the Company, as appropriate.

“CDI” means a CHESS Depositary Interest, being a unit of beneficial ownership in 1/5 of a share of Common Stock in the Company or such other ratio as may be adopted by the Company from time to time.

“Change in Control” means:

a.

the consummation of any consolidation or merger of the Company with any other entity, other than a transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such consolidation or merger;

b.

any Exchange Act Person becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for the purposes of this subclause (b) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Change in Control;

c.

the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, except where such sale, lease, transfer or other disposition is made to the Company or one or more wholly owned Subsidiaries of the Company; or

d.

a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (d), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of an Entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

“Committee” means the Compensation Committee of the Board or the Board acting as the Compensation Committee.

“Common Stock” means the common stock of the Company, and the common stock of any successor entity.

“Company” means AVITA Medical, Inc., a Delaware corporation, or any successor corporation.

“Continuous Service Status” means continued service as a Director. The Committee or the Administrator, in that party’s sole discretion, shall determine whether a Grantee’s Continuous Service Status has ceased and the effective date of such termination.

“Corporations Act” means the Australian Corporations Act 2001 (Cth).

“Director” means a member of the Board.

“Disability” means that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. The Committee may rely on any determination that a Grantee is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Grantee participates.

“Dividend Equivalent Right” means the right of a Grantee, granted at the discretion of the Committee or as otherwise provided by the Grant Agreement, to receive a credit for the account of such Grantee in an amount equal to the cash, stock or other property dividends in amounts equivalent to cash, stock or other property dividends for each Share represented by a Grant held by such Grantee.

“Effective Date” means the date the Grant is approved by the stockholders of the Company.

“Employee” means any person employed by the Company, or any Affiliate, with the status of employment determined pursuant to such factors as are deemed appropriate by the Administrator in its sole discretion, subject to any requirements of Applicable Law, including the Code. Service as a Director or payment by the Company or an Affiliate of a director’s fee shall not be sufficient to constitute “employment” of such Director by the Company or any Affiliate.

“Entity” means a corporation, partnership, limited liability company or other entity.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act Person” or “Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

“Exercise Price” means, with respect to an Option, the price per Share at which a holder may purchase the Shares issuable upon exercise of an Option.

“Fair Market Value” means, as of any date, the per Share value of the Common Stock determined as follows:

a.

If such Common Stock is publicly traded and is then listed on a national securities exchange in the United States, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Administrator deems reliable, unless another method is approved by the Committee and subject to compliance with Applicable Law (including Section 409A of the Code).
b.

If such Common Stock is publicly traded and is only listed on the official list of the ASX in the form of CDIs, the closing price of a CDI as reported on the ASX on such date, adjusted as necessary to reflect the CDI / per Share of Common Stock ratio, or if CDIs are not traded on the ASX on such date, then on the next preceding day that CDIs are traded on the ASX, as reported on the ASX on such date unless another method is approved by the Committee and subject to compliance with Applicable Law (including Section 409A of the Code).

c.

If such Common Stock is publicly traded but neither listed nor admitted to trading on a national securities exchange in the United States or the ASX, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

d.	If none of the foregoing is applicable, by the Board or the Committee in good faith (and in accordance with Section 409A of the Code, as applicable).

“Nonstatutory Stock Option” means any Option that does not qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

“Option” means a contract right to purchase Shares at a fixed Exercise Price per Share, subject to certain conditions, if applicable, granted pursuant to this Grant Agreement.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Shares” means shares of Common Stock.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of Entities beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Tax-Related Items” means all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, employment tax, stamp tax or other tax-related items related to the Options and legally applicable to the Grantee, including any employer liability for which the Grantee is liable.

“Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber shares of the Company’s capital stock, as in effect from time to time.